STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/04/2000
001500616 - 3297238

CERTIFICATE OF INCORPORATION
OF
VILLAGE XII ACQUISITION CORP.


FIRST.  The name of this corporation shall be:

VILLAGE XII ACQUISITION CORP.

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of
Wilmington, County of New Castle, 19808, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD.  The purpose or purposes of the corporation shall be:

- To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Fifty Million (150,000,000) shares of which Fifty Million (50,000,000) shares with a par value of $.001 each, amounting to Fifty Thousand Dollars ($50,000.00) are Preferred Stock and One Hundred Million (100,000,000) shares with a par value of $.001 each, amounting to One Hundred Thousand Dollars ($100,000.00) are Common Stock.

FIFTH. The name and mailing address of the incorporator is as follows:

Lynn CanneLongo
The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, DE 19808

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fourth day of October, A.D. 2000.



Lynn CanneLongo
Incorporator